EXHIBIT 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Northern Ethanol, Inc.

We consent to the use of our audit report dated April 27, 2007, with respect to the consolidated balance sheet of Northern Ethanol, Inc. and subsidiaries (a development stage company) as at December 31, 2006 and the related consolidated statements of operations, consolidated stockholders’equity and comprehensive income and consolidated cash flows for the year ended December 31, 2006 and from November 29, 2004, date of inception, to December 31, 2006 which report appears in the Form SB2/A2 of Northern Ethanol, Inc. dated April 27, 2007.

Our audit report dated April 27, 2007 states that the cumulative statements of operations, stockholders’ equity and comprehensive income and cash flows for the period from November 29, 2004, date of inception, to December 31, 2006 include amounts for each of the years in the two-year period ended December 31, 2005, which were audited by other auditors whose report has been furnished to us, and in our opinion, insofar as it relates to the amounts included for the period November 29, 2004, date of inception, through December 31, 2005 is based solely on the report of the other auditors.

Our audit report dated April 27, 2007 contains an explanatory paragraph that states there are factors that raise substantial doubt about the Company’s ability to continue as a going concern. Information relating to management’s plans in regard to those matters is described in note 11(d) to the accompanying consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

We consent to the reference to our firm under the heading “Experts” in the prospectus.

(Signed) KPMG LLP

Chartered Accountants, Licensed Public Accountants

Toronto, Canada

April 27, 2007